WS5041C

                                 THE 59 WALL STREET FUND, INC.


                             Re-designation of Series of Shares of
                           Common Stock (par value $0.001 per share)

         Pursuant to Section 2-105 of the Maryland General Corporation Law and Article Fifth, paragraph 3 of the restated charter of the Corporation (the "Charter"), the Board of Directors of the Corporation hereby re-designate a series of Shares of common stock (the "Fund") to have the following special and relative rights:

         1. The Fund named "The 59 Wall Street Short/Intermediate Fixed Income Fund" shall hereinafter be known as "The 59 Wall Street Inflation-Indexed Securities Fund".

         IN WITNESS WHEREOF, the undersigned Directors have executed this instrument this 18th day of February, 1997.


                                    Director and
/s/J.V. Shields, Jr.                Chairman of the Board
J.V. Shields, Jr.


/s/David P. Feldman                 Director
David P. Feldman


/s/Arthur D. Miltenberger           Director
Arthur D. Miltenberger


/s/Eugene P. Beard                  Director
Eugene P. Beard


/s/Alan G. Lowy                     Director
Alan G. Lowy

WS5041C